File No. C-112526-1997
                                   EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATION
                                       OF
                         ELINE ENTERTAINMENT GROUP, INC.

         Pursuant to Section 78.1955 of the Nevada Revised Statutes of the State of Nevada, the undersigned, being the President of ELINE ENTERTAINMENT GROUP, INC., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), bearing file number C-12526-1997, does hereby certify that the following resolutions were adopted pursuant to the authority of the Board of Directors as required by Section 78.1955 of the Nevada Revised Statutes:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Articles of Incorporation, as amended through the date hereof, the Board of Directors hereby authorizes a series of the Corporation's previously authorized preferred stock, par value $.001 per share, and hereby sets forth, to be added to Section 1. Article VI - Capital Stock - of the Articles of Incorporation of the Corporation, the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

ARTICLE VI - CAPITAL STOCK:

         Section 1. Authorized Shares. The total number of shares which this Corporation is authorized to issue is 25,000,000 shares of Capital Stock at $.001 par value per share as set forth in subsection (a) and
         (b) of this Section I of Article IV.

         (a) The total number or shares of Common Stock which this Corporation is authorized to issue is 20,000,000 shares at $.001 par value per share.

         (b) The total number of shares of Preferred Stock which this Corporation is authorized to issue is 5,000,000 shares at $.001 par value per share, which Preferred Stock may contain special preferences as determined by the Board of Directors of the Corporation, including, but not limited to, the bearing of interest and convertibility into shares of Common Stock of the Corporation. The Corporation hereby designates 200,000 of the authorized shares of Preferred Stock as Series B Convertible Preferred Stock. The rights, preferences, privileges, restrictions and other matters relating to the Series B Convertible Preferred Stock are as follows:

                  1.1 Designation and Dividends. The designation of this series, which consists of 200,000 shares of Preferred Stock, is the Class B Convertible Preferred Stock (the "Class B Preferred Stock") and the stated value shall be $0.001 per share. The holders of shares of Class B Preferred Stock shall not be entitled to receive dividends.

                  1.2 Liquidation Preference. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary,

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                           the holders of Class B Preferred Stock will not be
                           entitled to any liquidation preference and shall be subject to the provisions of Section 1.1 hereof.

                  1.3 Redemption. The Class B Preferred Stock is not redeemable without the prior express written consent of the holders of a majority of the voting power of all then outstanding shares of such Class B Preferred Stock.

                  1.4 Conversion. Each share of Class B Preferred Stock shall be convertible, at the sole option of the Corporation, at any time, or from time to time, after the date of issuance of such share at the office of this Corporation into such number of fully paid and non-assessable shares of Common Stock as is determined by mutual agreement of the Corporation and the holder of the Class B Preferred Stock at the time of conversion.

                  1.5 Voting Rights. Each share of Class B Preferred Stock shall entitle the holder thereof to Five Hundred
                           (500) votes for each one vote per share of Common Stock, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together as a single class with holders of Common Stock and any other series of Preferred Stock then outstanding, with respect to any question or matter upon which holders of Common Stock the have the right to vote. Class B Preferred Stock shall also entitle the holders thereof to vote as a separate class as set forth herein and as required by law.

                  1.6 Protective Provisions. So long as any shares of Class B Preferred Stock are outstanding, this Corporation shall not without first obtaining the written approval of the holders of at least a majority of the voting power of the then outstanding shares of such Class B Preferred Stock:

                           (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary Corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is transferred or disposed of;

                           (b) alter or change the rights, preferences or privileges of the Class B Preferred Stock;

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                           (c) increase or decrease the total number of
                           authorized shares of Class B Preferred Stock;

                           (d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having rights, preferences or privileges over, or being on a parity with or similar to, the Class B Preferred Stock;

                           (e) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any security of this Corporation;

                           (f) amend this Corporation's Articles of Incorporation or bylaws; or

                           (g) change the authorized number of directors of the Corporation.

                  1.7. Status of Converted or Redeemed Stock. In the event any shares of Class B Preferred Stock shall be converted or redeemed pursuant to Sections 1.3 or 1.4 hereof, the shares so converted or redeemed shall be cancelled and returned to the status of authorized but unissued shares of Preferred Stock.

                  1.8. Taxes. This Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class B Preferred Stock and Common Stock upon conversion of shares of Class B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Class B Preferred Stock so converted were registered.

         The foregoing resolutions were adopted by the Board of Directors of the Corporation pursuant to a written consent of the sole director of the Corporation dated September 25, 2002 pursuant to Section 78.315 of the Nevada Revised Statutes. No consent of the Corporation's shareholders was required.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed this Certificate of Designation as of September 25, 2002.

                                        ELINE ENTERTAINMENT GROUP, INC.

                                        By: /s/ Barry A. Rothman
                                            ---------------------------
                                            Barry A. Rothman, President

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